EXHIBIT 5

November 9, 2007

Board of Directors

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054-1778

Ladies and Gentlemen:

We are acting as counsel to Sun Microsystems, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 308,735,963 shares of the Company’s Common Stock, par value $0.00067 per share (the “Shares”), issuable under the Company’s 2007 Omnibus Incentive Plan (the “Incentive Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1. An executed copy of the Registration Statement.

2. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on November 9, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3. The Amended By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4. A copy of the Incentive Plan.

5. Certain resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors on October 31, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, (i) the authorization of the Registration Statement, (ii) the approval and adoption of the Incentive Plan and (iii) the reservation for issuance of the Shares and arrangements in connection therewith.

6. Certain minutes of a meeting of the Stockholders of the Company held on November 8, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the approval and adoption of the Incentive Plan.

7. A certificate of the Secretary of the Company as of the date hereof.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered against payment therefor in accordance with the provisions of the Incentive Plan and any form of agreement issued pursuant thereto, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP